Exhibit 10.1

CARREKER CORPORATION

SENIOR EXECUTIVE

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of October 6, 2003, between Carreker Corporation, a Delaware corporation with its principal executive offices at 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244 (the “Company”), and Lisa Peterson (the “Employee”) who resides at 772 Lexington Avenue, Coppell, Texas 75019

W I T N E S S E T H:

WHEREAS, the Employee and the Company desire to define the terms of the employment of the Employee with the Company;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.                                       DEFINITIONS.

In addition to the words and terms elsewhere defined in this Agreement, the following words and terms as used herein shall have the following meanings, unless the context or use indicates a different meaning:

“Cause” means (a) any act by the Employee that is materially adverse to the best interests of the Company and which, if the subject of a criminal proceeding, could result in a criminal conviction for a felony or (b) the failure by the Employee to substantially perform her duties hereunder, which duties are within the control of the Employee (other than the failure resulting from the Employee’s incapacity due to physical or mental illness), provided, however, that the Employee shall not be deemed to be terminated for Cause under this subsection (b) unless and until (1) after the Employee receives written notice from the Company specifying with reasonable particularity the actions of Employee which constitute a violation of this subsection (b) and (2) within a period of 30 days after receipt of such notice (and during which the violation is within the control of the Employee), Employee fails to reasonably and prospectively cure such violation.

“Good Reason” means the occurrence of a Triggering Event (as defined below) and (A) without her prior concurrence, the Employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the commencement of the term of this Agreement, or her reporting responsibilities or titles in effect at such time are changed, (B) the Employee’s total compensation is reduced or any other failure by the Company to comply with Section 4 hereof, (C) any change in any employee benefit plans or arrangements in effect on the date hereof in which the Employee participates (including without limitation any pension and retirement plan, savings and profit sharing plan, stock ownership or purchase plan, stock option plan, or life, medical or disability insurance plan), which would adversely affect the Employee’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Employee as compared to any other executive officer of the Company, or (D) without his prior concurrence, the Employee is required to engage in an increased amount of travel on the Company’s business.

“Triggering Date” means the date of a Triggering Event.

“Triggering Event” means an event of a nature that would be required to be reported by the Company in response to Item 6(d) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, without limitation, such an event shall be deemed to have occurred if (a) any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, or (b) there are serving as directors two or more persons who were elected as members of the Board of Directors and were not nominated by management or the Board of Directors of the Company to serve on the Board of Directors of the Company, or (c) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 51% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company, excluding for purposes of such calculation shares of the voting securities of the Company owned by a party to such merger or consolidation or affiliates (within the meaning of the Exchange Act) of such party, as the same existed immediately prior to such merger or consolidation, or (d) the Company sells all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company.

2.                                       EMPLOYMENT.

The Company hereby employs the Employee and the Employee hereby accepts employment on the terms and conditions set forth herein.

3.                                       TERM.

Subject to the provisions of termination as provided in Section 9 of this Agreement, the term of the Employee’s employment with the Company shall commence on the date hereof and shall terminate on October 6, 2006, unless sooner terminated as provided for herein. This Agreement shall automatically renew for consecutive one-year periods unless either party terminates this Agreement pursuant to Section 9.1.

4.                                       SALARY.

(a)                                  For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a base salary as established each fiscal year by the Board of Directors (“Base Salary”), payable in accordance with the Company’s customary payroll practices.

(b)                                 The Employee shall be entitled to participate in any employee bonus plan or arrangement made available by the Board of Directors in the future to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement (“Targeted Bonus”).

(c)                                  The Employee shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement (collectively referred to as “Benefits”) made available by the Company in the future to its executive officers and key management personnel, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.  Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Employee pursuant to Subsection 4(a) and 4(b).

5.                                       DUTIES.

The Employee shall continue to be engaged in a managerial capacity with the Company to supervise and direct the activities and to maintain the public relations and goodwill of the Company.  The precise services of the Employee may be extended or curtailed from time to time at the direction of the Board of Directors of the Company.

6.                                       EXTENT OF SERVICES AND SITUS.

The Employee shall devote such time, attention, and energy to the business and affairs of the Company as are necessary to the performance and discharge of the duties assigned to Employee under this Agreement.  Employee shall not during the term of his employment under this Agreement engage in any other business activity that could constitute a conflict of interest, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage.  This shall not be construed as preventing the Employee from managing her current investments or investing his assets in such form or manner as will not require any services on the part of the Employee in the operation and the affairs of the companies in which such investments are made.  On or after the Triggering Date, the Employee shall not be required to change the situs of her employment from her permanent place of employment immediately prior to the Triggering Date.

7.                                       DISABILITY.

If the Employee is unable to perform his services by reason of illness or incapacity for a continuous period in excess of six months, unless otherwise required by the provisions of Sections 10 or 25 of this Agreement, compensation otherwise payable by the Company shall cease and any future payments to the Employee shall be subject to the terms and provisions of long-term disability insurance coverage, if any, maintained by the Company.  Notwithstanding anything herein to the contrary, the Board of Directors of the Company may terminate the Employee’s employment with the Company under this Agreement at any time after the Employee shall be absent from his employment, for whatever reason, for a continuous period of more than six months, and, except for any obligations of the Company under Sections 10, 23, and 26 of this Agreement, all other obligations of the Company hereunder shall cease upon such termination.

8.                                       COMPENSATION AFTER DEATH.

If the Employee dies during the term of her employment, the Company shall pay to such person as the Employee shall designate in a notice filed with the Company, or, if no such person shall be designated, to her estate as a lump sum death benefit, her base salary which would otherwise be payable to the Employee at the time of her death, in equal semi-monthly installments on the fifteenth and last day of each and every month, for a period of months (not exceeding 12) determined by multiplying two times the number of complete 12-month periods of employment of the Employee commencing from the date of such employment by the Company, in addition to any payments the Employee’s spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy which may be maintained by the Company, and such payments shall fully discharge the Company’s obligations hereunder.

9.                                       TERMINATION.

9.1                                 Termination Prior to the Triggering Date.

(a)                                  Upon 90 days’ prior written notice to the Employee and prior to the Triggering Date, the Company may terminate the Employee’s employment with the Company under this Agreement with or without Cause and by the affirmative vote of the Board of Directors of the Company.

(b)                                 Prior to the Triggering Date, the Employee may terminate her employment with the Company under this Agreement by giving 90 days’ prior written notice of her desire to the Board of Directors of the Company and receiving an affirmative vote of the Board of Directors of the Company.  The Employee will continue to receive her Base Salary and Benefits through the date of termination with no liability on the part of the Company for further payments to the Employee unless Employee terminates her employment pursuant to Section 9.1(c)(ii), at which time Sections 9.1(c) and (d) shall apply.

(c)                                  In the event that (I) the Company terminates the Employee’s employment for any reason other than for Cause and at a time when Employee is not eligible to receive benefits under the Company’s Long Term Disability Plan; or (ii) the Employee terminates her employment as a result of any of the following reasons: (A) without the Employee’s consent the Company materially diminishes the scope of the Employee’s duties, assigns to the Employee duties materially inconsistent with his designated position, or reduces the Employee’s Base Salary or Targeted Bonus to an amount less than previously determined or established by the Board of Directors, or (B) the Company breached any of its material obligations under this Agreement and such breach is not cured within 30 days after written notice thereof by the Employee; then the Company shall pay the Employee severance payments in an amount equal to the sum of the (x) Employee’s annualized Base Salary in effect at the time of such termination, and (y) an amount equal to the bonus to which the Employee would have been entitled, had the Employee not been terminated and the Company’s profitability through the fiscal quarter ended immediately prior to the effective date of termination continued at the same rate throughout the applicable bonus period (provided, however, that if the basis for Employee’s termination is the reduction in her Base Salary, the severance pay shall be based on the Base Salary in effect prior to such reduction).  The severance payments shall be made in installments over a period of 12 months.  Notwithstanding the foregoing, if the Employee terminates her employment pursuant to clause (ii) above, she shall be entitled to the severance payments provided for in this paragraph only if she gives written notice to the Company of her termination of employment within 30 days after the occurrence of the event or events specified in clause (ii) on which she bases his termination and such notice specifies such event or events.

(d)                                 The severance payments provided for in this Section 9.1 shall be in lieu of all severance payments or benefits to which the Employee might otherwise be entitled under Company severance policies from time to time in effect, except for (i) accrued and unpaid Base Salary to the date of termination, and (ii) any bonus due with respect to fiscal years completed as of the date of termination.  Nothing contained in the foregoing shall be construed so as to affect the Employee’s rights or the Company’s obligations relating to agreements or benefits that are unrelated to termination of employment.

(e)                                  In the event that the Company terminates the Employee’s employment for Cause, the Company will have no liability on its part for further payments after the termination date to the Employee.

(f)                                    In voting upon such termination described in Subsections 9.1(a) or (b), if the Employee is also a member of the Board of Directors of the Company, then she may not vote on such termination, and the total number of members of the Board of Directors will be reduced by one for purposes of voting on such termination.

9.2                                 Termination After the Triggering Date.

(a)                                  On or after the Triggering Date and irrespective of whether or not the Employee has given notice of termination of employment pursuant to Section 9.2(c), the Company may terminate the Employee’s employment with the Company under this Agreement only for Cause and, subject to the provisions of Sections 23 and 26 hereof, with no liability on its part for further payments to the Employee by the affirmative vote of two-thirds of the members of the Board of Directors of the Company.  In voting upon such termination, if the Employee is also a member of the Board of Directors of the Company, then she may not vote on such termination, and the total number of members of the Board of Directors will be reduced by one for purposes of voting on such termination.

(b)                                 On or after the Triggering Date and irrespective of whether or not the Employee has given notice of termination of employment pursuant to Section 9.2(c), if the Employee’s employment with the Company is terminated without Cause or if Employee terminates her employment with the Company for Good Reason, the Employee will continue to accrue and receive her base salary and Benefits through the date of termination and will be entitled to receive the benefits provided for under Section 10 hereof.

(c)                                  On or after the Triggering Date, the Employee may, in her sole and absolute discretion and without any prior approval by the Board of Directors of the Company, and upon three months’ prior written notice to the Company, terminate her employment with the Company under this Agreement for any reason whatsoever.  If the Employee’s employment with the Company under this Agreement is terminated pursuant to this Subsection 9.2(c) and subject in all respects to the provisions of Section 9.2(a) and (b), the Employee will continue to accrue and receive her base salary and Benefits through the date of termination and will be entitled to receive the benefits provided for under Section 10 hereof.  No termination of the Employee’s employment with the Company pursuant to Subsections 9.2(b) or (c) shall in any way terminate the Company’s obligations under Sections 23 and 26 of this Agreement.

10.                                 COMPENSATION AFTER CERTAIN TERMINATIONS.

If the Employee’s employment with the Company is terminated (whether such termination is by the Employee or by the Company) at any time on or within three years after the Triggering Date for any reason other than (a) termination by the Company for Cause, (b) the Employee having reached the age of 65, or (c) the Employee’s death, then, within five days after the date of such termination, the Company shall pay the Employee a lump sum amount in cash equal to one times the Employee’s annualized includable compensation (within the meaning of Section 280G(d)(1) of the Internal Revenue Code of 1986, as amended) from the Company during the period consisting of the five full taxable years of the Employee ending immediately prior to the year in which the Triggering Date occurred (or such portion of such period during which the Employee was an employee of the Company).

11.                                 TRANSFER OF ASSETS TO IRREVOCABLE TRUST.

On the Triggering Date or as soon thereafter as the Company knows of the occurrence of a Triggering Event, the Company shall transfer cash to an irrevocable trust in an amount no less than the total amount which would be payable to the Employee pursuant to Section 10 of this Agreement as if the Employee’s employment terminated on the Triggering Date.

12.                                 MITIGATION.

The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination of Employee’s employment with the Company, or otherwise.

13.                                 ENTIRE AGREEMENT.

This Agreement, together with the Offer Letter dated September 26, 2003, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings relating to such subject matter, and may be modified or amended only by an instrument in writing signed by the parties hereto.

14.                                 LAW TO GOVERN.

This Agreement is executed and delivered in the State of Texas and shall be governed, construed, and enforced in accordance with the laws of the State of Texas.

15.                                 ASSIGNMENT.

This Agreement is personal to the parties, and neither this Agreement nor any interest herein may be assigned (other than by will or by the laws of descent and distribution) without the prior written consent of the parties hereto nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Employee or any of her beneficiaries or any other person.  Notwithstanding the foregoing, but subject to satisfaction of the Company’s obligation to fund the irrevocable trust as provided in Section 11, the Company shall be permitted to assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise, but only if by written agreement the Company’s successor assumes in full all of the Company’s obligations under this Agreement.  From and after assignment of this Agreement by the Company in accordance with the foregoing provisions, a Triggering Event shall be deemed to have occurred.  Failure by the Company to obtain such assumption prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle the Employee to immediately receive compensation under this Agreement from the Company and from the Company’s successor in the same aggregate amount and on the same terms as he would be entitled to hereunder if he had voluntarily terminated his employment with the Company for Good Reason after the Triggering Date, and, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Triggering Date.

16.                                 BINDING AGREEMENT.

Subject to the provisions of Section 15 of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and the Employee and their respective representatives, successors, and assigns.

17.                                 REFERENCES AND GENDER.

All references to “Sections” and “Subsections” contained herein are, unless specifically indicated otherwise, references to sections and subsections of this Agreement.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

18.                                 WAIVER.

No waiver of any right under this Agreement shall be deemed effective unless the same is set forth in writing and signed by the party giving such waiver, and no waiver of any right shall be deemed to be a waiver of any such right in the future.

19.                                 DISPUTE RESOLUTION.

19.1                           Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled solely and exclusively by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), as modified herein (the “Rules”).  Disputes will be heard and determined by a sole neutral arbitrator who is a Texas licensed employment lawyer appointed in accordance with the Rules.  The place of arbitration shall be Dallas, Texas.

19.2                           To the extent permitted by law, judgment upon any award of the arbitrator shall be final, binding and conclusive and may be entered upon the motion of either party in any court having jurisdiction thereof or having jurisdiction over one or more of the parties or their assets.  The award of the arbitrators may grant any relief that might be granted by a court of competent jurisdiction.  Either party, before or during any arbitration, may apply to a court of competent jurisdiction for equitable relief where such relief is necessary to protect its interests pending completion of the arbitration.

20.                                 NOTICES.

Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and will be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at the respective addresses set forth herein, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith.

21.                                 OTHER INSTRUMENTS.

The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

22.                                 HEADINGS.

The headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

23.                                 INVALID PROVISION.

Any clause, sentence, provision, section, subsection, or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, provision, section, subsection, or paragraph so held to be invalid, illegal, or ineffective.

24.                                 RIGHTS UNDER PLANS AND PROGRAMS.

Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which the Employee may be entitled under any agreement, plan, arrangement, or program providing benefits for the Employee.

25.                                 MULTIPLE COPIES.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  The terms of this Agreement shall become binding upon each party from and after the time that he or it executed a copy hereof.  In like manner, from and after the time that any party executes a consent or other document, such consent or other document shall be binding upon such parties.

26.                                 WITHHOLDING OF TAXES.

The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.

27.                                 LEGAL FEES AND EXPENSES.

The Company shall pay and be responsible for all legal fees and expenses which the Employee may incur as a result of the Company’s failure to perform under this Agreement or as a result of the Company or any successor contesting the validity or enforceability of this Agreement.

28.                                 SET OFF OR COUNTERCLAIM.

Except with respect to any claim against or debt or other obligation of the Employee properly recorded on the books and records of the Company prior to the Triggering Date, there shall be no right of set off or counterclaim against, or delay in, any payment by the Company to the Employee or her beneficiaries provided for in this Agreement in respect of any claim against or debt or other obligation of the Employee, whether arising hereunder or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CARREKER CORPORATION

By:	/s/ J. D. Carreker
J. D. Carreker
Chairman of the Board and Chief Executive Officer

/s/ Lisa Peterson
Lisa Peterson
Employee